News For Immediate Release

El Paso Corporation Announces Acquisition of Medicine Bow Energy Corporation

HOUSTON, TEXAS, July 19, 2005—El Paso Corporation (NYSE:EP) announced today that it is acquiring Denver-based Medicine Bow Energy Corporation for $814 million in cash through its wholly-owned subsidiary, El Paso Production Holding Company (EPPH). Medicine Bow is a privately held company with an estimated 356 billion cubic feet equivalent (Bcfe) of proved reserves, mostly in the Rockies and East Texas, both of which are areas where El Paso has successful operations. The transaction will be effective July 1, 2005 and is expected to close during the third quarter of 2005.

“Medicine Bow Energy is a terrific acquisition for El Paso, and it is consistent with our acquisition goals,” said Lisa Stewart, president of Production and Non-regulated Operations. “We are increasing our reserve life and the stability of our business by adding onshore properties that complement our existing operations. We expect that the annual cash flow from these properties will exceed capital expenditures by more than $100 million. We effectively use the benefits of some of our tax loss carry forwards, and we are using price risk management to protect the economics of this transaction. At the same time, we will improve the commodity mix of our business by adding properties with a high percentage of oil reserves. We will also add a solid group of exploration and production professionals to Team El Paso.”

Key Facts

Proved Reserves: 356 Bcfe
   — 68% proved developed producing
   — 65% natural gas
Operated wells: 300
Current R/P: 10.2 years
Areas of operation: Rockies, East Texas, Mid-Continent, San Juan Basin, Permian Basin, Gulf Coast
For additional materials on the acquisition, including a complete media kit, visit http://www.elpaso.com/spotlight/prodmediakit.shtm.

Medicine Bow Structure

Approximately 130 Bcfe of proved reserves and 27 million cubic feet per day equivalent (MMcfe) of production are owned directly by Medicine Bow, which also owns a 38.6- percent interest in Four Star Oil & Gas Company. Through this entity, Medicine Bow owns approximately 226 Bcfe of proved reserves and approximately 68 MMcfe of daily production, net to its interest. The Four Star reserves and volumes will not be consolidated into El Paso Corporation’s or EPPH’s financial reports but will be reported as an equity interest.

Financing Plan

EPPH will finance $500 million of the acquisition costs through a five-year credit facility that is secured by a portion of EPPH’s reserve base and will pay the balance with existing cash on hand. Within 12 months of the closing of this transaction, El Paso intends to issue common equity in an amount up to the full purchase price and use the proceeds to pay off the $500-million facility. El Paso believes that the acquisition and financing plan will strengthen the company’s credit profile.

Webcast Notice

El Paso Corporation has scheduled a live webcast on the acquisition today beginning at 11 a.m. Eastern Daylight Time, 10 a.m. Central Daylight Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. A limited number of telephone lines will also be available to participants by dialing (973) 935-2981 ten minutes prior to the start of the webcast. The company requests that those who do not intend to ask questions use the webcast option.

During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section.

The webcast replay will be available online through the Web site in the Investors section. A telephone audio replay also will be available through July 26, 2005 by dialing (973) 341-3080 (access code 6286352). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction targets; our ability to successfully execute, manage and integrate acquisitions; uncertainties associated with exploration and production activities; the successful close of our financing transactions, including the issuance of equity; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Aaron Woods, Manager
Office: (713) 420-6828
Fax: (713) 420-6341

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